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                                                                    Exhibit 99.1

Voyager One, Inc. (OTC Bulletin Board: VYGO - News) today announced the hiring of Mr. Jefferson Stanley as its Chief Financial Officer as of September 1, 2006. Interim Chief Financial Officer Sebastien C. DuFort will continue on as President focusing on corporate development and potential acquisitions.

"Mr. Stanley is an excellent addition to our team and will add a tremendous amount of value with our undertaking of additional strategic focus at Voyager One," said President Sebastien C. DuFort. "He has strong credentials and a range of skills that will enhance our ability to grow and also add shareholder value."

Jefferson Stanley comes to Voyager with a breadth of experience in law, tax, investment banking and hedge fund marketing. Mr. Stanley is the former founder of HedgeMark Advisors and marketer for Black River Asset Management, where he helped raise over $1.5 billion in institutional capital. Prior to Black River, Mr. Stanley was an investment banker with the Royal Bank of Canada and Dain Rauscher Wessels where he marketed and executed over $1.0 billion worth of private placement, public offering and merger and acquisition transactions. Mr. Stanley is a licensed attorney in New York and holds a JD and MBA from Rutgers School of Law and School of Business and a BS in Finance and Political Science from San Diego State University.

About Voyager One

Voyager One, Inc., through its wholly-owned subsidiary, Silicon Film Technologies, Inc., engages in the design, development, and licensing of technology that enables a conventional 35mm SLR camera to capture, store, and transfer digital images. The company entered into a memorandum of understanding on August 11, 2006 with Applied Color Science based in Laguna Niguel, CA to agree to a joint venture and licensing arrangement to further research and develop the technology underlying its electronic film system. Applied Color Science has expertise in digital camera systems and image processing and has previously provided technical developmental services to Silicon Film Technologies, Inc. www.appliedcolorscience.com.

Recently, management has undertaken an additional strategic focus by seeking to acquire companies that blend, bottle, and distribute private label oils, lubricants, and related products for the automotive and industrial industries. Management believes that this new direction offers substantial long-term growth opportunities as higher production costs and lack of scale have reduced profitability for many mid-sized companies in the oil and lubricant blending business. Voyager management feels this market is ripe for consolidation or "roll-up" and is in the process of identifying and acquiring quality companies where increased scale or the injection of additional working capital will result in significant changes to marginal savings or revenues.